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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, dated as of May 1, 1998 (the "Agreement") is by and between American Bank (the "Bank") and Phillip C. Bowman ("Mr. Bowman").

R  E  C  I  T  A  L  S

        A.    Mr. Bowman is the President of the Bank and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Bank.

        B.    The Bank has heretofore given consideration to entering into employment agreements with certain of its senior executive officers.

        C.    The Bank recognizes that as its voting stock becomes increasingly more widely held the possibility of a Change in Control (as that term is defined in Section 6 of this Agreement) will exist.

        D.    The Bank, among other things, wishes to assure itself of both present and future continuity of senior management.

        E.    In keeping with such goal, the Bank desires to assure itself of the continuation of Mr. Bowman's services as President of the Bank, and Mr. Bowman desires to accept such continued employment, all upon the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained in this Agreement and for other good, valuable and binding consideration the receipt and sufficiency of which Is acknowledged, the parties to this Agreement agree as follows:

        1.    Acceptance.    The Bank, by this Agreement, employs Mr. Bowman and Mr. Bowman, by this Agreement, expressly accepts such employment, upon the terms and conditions set forth in this Agreement.

        2.    Term and Capacity of Employment.

          (a)    Mr. Bowman shall be employed to serve the Bank as President of the Bank for a term beginning on the date of this Agreement, and, subject to extension as provided in Section 2(b), terminating at 12:00 midnight on March 1, 2000 (the "Initial Term"), unless terminated earlier as provided in this Agreement, provided, however, that this Agreement shall not take effect until it has been reviewed and approved by the Office of Thrift Supervision ("OTS") pursuant to Office of Thrift Supervision Regulatory Bulletin 27a, dated March 5, 1993.

          (b)    At least 180 days prior to the expiration of the Initial Term (and each Renewal Term) the Board of Directors of the Bank (the "Board") shall meet to review this Agreement and determine whether to renew this Agreement for an additional two year term (each, a "Renewal Term"). The Board shall notify Mr. Bowman of its decision at least 180 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. Except as otherwise provided in this Agreement, if the Board elects to renew this Agreement, such renewals shall occur at 12:00:01 a.m. on March 1, 2000, and every two calendar years thereafter unless: (1) Mr. Bowman's employment under this Agreement has been terminated earlier as provided in this Agreement or (ii) Mr. Bowman shall notify the Board in writing at least 120 days prior to the expiration of the Initial Term or of any Renewal Term, as the case may be, of his intent not to renew this Agreement.

        3.    Compensation.    For all services rendered by Mr. Bowman pursuant to this Agreement, Mr. Bowman shall receive the following compensation:

          (a)    Salary.    Mr. Bowman shall receive an annual base salary of not less than $150,000, or such higher rate as the Board may from time to time determine, payable in equal semi-monthly installments on the 15th and last days of each calendar month.

          (b)    Bonus.    In addition to his salary, Mr. Bowman may, at the discretion of the Board and based upon such factors as the Board deems appropriate, receive an annual incentive bonus during the term of this Agreement, each such bonus to be payable in January as the Board may from time to time determine. Such payments are to be in addition to any payments in accordance with the Bank's 1998 Bonus Plan or such other plans that may be adopted by the Board of Directors.

          (c)    Benefits and Perquisites.    In addition, Mr. Bowman shall be eligible to participate, fully and on a reasonable basis comparable to other executive officers, in any and all bonus, profit participation, stock option, stock purchase, stock appreciation, restricted stock and other incentive or other compensation plans, programs or arrangements heretofore or hereafter adopted or amended by the Bank and all individual or group insurance, retirement, disability, salary continuation and other employee benefit plans, programs or arrangements or any equivalent successor plans, programs or arrangements that may now exist or hereafter be adopted or amended by the Bank (such benefits being referred to collectively as "Employee Benefits" and such plans, programs and arrangements being referred to collectively as "Employee Benefit Plans"), provided, however, that Mr. Bowman's rights under any Employee Benefit Plans shall be governed by the terms thereof and shall not be created, enlarged or otherwise affected by this Agreement. Nothing in this Agreement shall preclude improvement of reward opportunities for Mr. Bowman in any such Employee Benefits, provided, however, that no such improvement shall in any way diminish any other obligation of the Bank under this Agreement. Mr. Bowman may receive such other perquisites as he and the Board may from time to time agree upon.

          (d)    Car Allowance.    Mr. Bowman shall be fully reimbursed for actual automobile expenses and shall have the use of an automobile owned or leased by the Bank.

        4.    Reimbursement.    The Bank shall reimburse Mr. Bowman for all out-of-pocket expenses incurred, directly or indirectly, by him in connection with the performance of his duties under this Agreement.

        5.    Duties.    During the term of this Agreement, Mr. Bowman agrees to devote such time and attention to the business of the Bank as shall be required for its efficient management. Mr. Bowman will faithfully perform such duties of the office of President as are required by the By-Laws of the Bank, and shall so perform such other duties as may be entrusted to him by resolution of the Board.

        Mr. Bowman may delegate any of his executive or other duties to officers or executives of the Bank whenever such delegation is, in the opinion of Mr. Bowman, necessary to the efficient management and operation of the Bank. Neither such delegation nor any other event or occurrence shall decrease the minimum compensation payable under this Agreement.

        6.    Termination by Mr. Bowman.    Subject to the provisions of Section 8, Mr. Bowman may terminate this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (a)    failure to re-elect Mr. Bowman as a director of the Bank (or any successor of the Bank);

          (b)    without Mr. Bowman's written consent, a significant change in the nature or scope of the authorities, powers, functions or duties of Mr. Bowman or the assignment to Mr. Bowman of any duties inconsistent with his positions, duties, responsibilities and status with the Bank, or a change in his reporting responsibilities, titles or offices, or any removal of Mr. Bowman from or any failure to re-elect him to any of such positions, except: (1) in connection with the termination by the Bank of his employment for Cause or disability; or (2) in connection with the termination by Mr. Bowman of his employment other than for Good Reason; or (3) as a result of his death;

          (c)    any purported termination of Mr. Bowman's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8 (and for purposes of this Agreement, no such purported termination shall be effective); or

          (d)    a "Change in Control" shall have occurred; provided that Mr. Bowman elects to terminate this Agreement within 11 months of the Change in Control.

        For purposes of this Agreement, a "Change in Control" shall have occurred if any company or person (as such terms are defined in 12 CFR § 574.2(f) and (m), and amendments thereto) shall acquire control (as defined in 12 CFR § 574.4(a) and (b), and amendments thereto) of the Bank in compliance with the requirements of 12 CFR Part 574, and amendments thereto.

        7.    Termination by the Bank.    This Agreement and the employment relationship between Mr. Bowman and the Bank created under this Agreement shall terminate before the expiration of the stated term of this Agreement, upon the occurrence of any one of the following events:

          (a)    The death or permanent disability of Mr. Bowman. For the purposes of this Agreement, the "permanent disability" of Mr. Bowman shall mean Mr. Bowman's inability, because of his injury, illness, or other incapacity, whether physical or mental, to perform the services to the Bank contemplated by this Agreement for a continuous period of 120 days or for 150 days out of a continuous period of 200 days. Such permanent disability shall be deemed to have occurred on the 120th consecutive day or on the 150th day within the specified period, whichever is applicable; or

          (b)    Subject to the provisions of Section 8 of this Agreement, the termination by the Bank of Mr. Bowman's employment for Cause. For the purposes of this Agreement, the Bank shall have "Cause" to terminate Mr. Bowman's employment under this Agreement upon:

              (i)  the intentional, willful and continued failure by Mr. Bowman materially and substantially to perform his duties under this Agreement (other than any such failure resulting from Mr. Bowman's incapacity due to physical or mental illness), after a written demand for material and substantial performance is delivered to Mr. Bowman by the Board, which demand specifically identifies the manner in which the Board believes that Mr. Bowman has not materially and substantially performed his duties;

            (ii)  the engaging by Mr. Bowman in acts of dishonesty, incompetence, fraud, gross negligence, breach of fiduciary duty involving personal profit, willful misconduct or other gross misconduct materially and demonstrably injurious to the Bank;

            (iii)  the willful violation by Mr. Bowman of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

            (iv)  the material breach of any provision of this Agreement by Mr. Bowman.

        Notwithstanding the foregoing, Mr. Bowman shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership, excluding Mr. Bowman, of the Board at a meeting of the Board called and held for the purpose (after reasonable written notice to Mr. Bowman and an opportunity for Mr. Bowman, together with his counsel, to be heard before the Board at such meeting, although with Mr. Bowman not entitled to vote on the matter), finding that in the good faith opinion of the Board, Mr. Bowman was guilty of conduct set forth above in clauses (i), (ii) or (iii) of this Section 7(b) and specifying the particulars thereof in detail.

        8.    Notice of Termination.    Any termination by the Bank or by Mr. Bowman pursuant to the terms and provisions of this Agreement shall be communicated by written Notice of Termination, as defined in this Agreement, to the other party to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice, given in accordance with the provisions of Section 16 of this Agreement, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Bowman's employment under the provision so indicated.

        9.    Date of Termination.    "Date of Termination" shall mean the date specified in the Notice of Termination, such date not to be earlier than the date on which the Notice of Termination is given.

        10.    Termination Payments.

          (a)    In the event of termination by Mr. Bowman of his employment under this Agreement for Good Reason, or by the Bank other than for Cause or as a result of the death or disability of Mr. Bowman, the Bank shall pay to Mr. Bowman, within thirty business days the following as liquidated damages for his termination:

              (i)  continued regular salary payments for 30 months following his termination;

            (ii)  Mr. Bowman may exercise any stock options held by him on the Date of Termination, pursuant to the terms of the applicable stock option agreements and plans.

          (b)    In the event of termination by Mr. Bowman of his employment under this Agreement for Good Reason, or by the Bank other than for Cause or as a result of the death or disability of Mr. Bowman, any and all individual or group health, life, disability, salary continuation and other such plans, programs or arrangements that provide coverage for Mr. Bowman in effect on the Date of Termination shall be continued in full force and effect at no cost to Mr. Bowman for one year from the Date of Termination. In the event It is not possible to continue coverage for Mr. Bowman under such plans, programs or arrangements, the Bank shall provide him with substantially similar coverage under such other plans, programs or arrangements as shall be reasonably satisfactory to Mr. Bowman.

          (c)    Notwithstanding the foregoing, if any payments under this Section 10 are described in § 28OG(b)(2)(A)(i) of the Internal Revenue Code of 1986 (the "Code") (relating to payments contingent on changes in the ownership or effective control of a corporation), then the payments under this Agreement shall be limited to the minimum extent necessary to ensure that no payment to Mr. Bowman will be treated as a parachute payment pursuant to § 28OG(b)(2)(A)(ii) of the Code. Furthermore, any payments made to Mr. Bowman pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

          (d)    In the event that Mr. Bowman is terminated for Cause, pursuant to Section 7(b), no termination payments will be made.

        11.    Covenants Against Competition.    Mr. Bowman agrees that following termination of his employment by either party for any reason whatsoever:

          (a)    For a period of 15 months after such termination, Mr. Bowman will not do any of the following:

            (1)  on Mr. Bowman's own account or for any person, firm, company or corporation, other than the Bank, solicit loan business from (or cause or allow agents of any person, firm, company, or corporation to do so) any person, firm, company, or corporation located in the District of Columbia, Montgomery, Prince George's or Anne Arundel County, Maryland, or Fairfax County, Fairfax City or Alexandria, Virginia (the "Territory") who had, at the effective date of the termination of the employment relationship under this Agreement, or within a two-year period prior to such termination, an outstanding loan balance that was owed to the Bank, any subsidiary of the Bank, any affiliate of the Bank or any parent corporation of the Bank (the "Bank Group") by such person, firm, company or corporation (a "Borrower");

            (2)  in any way, directly or indirectly, whether personally or through agents, other persons, or otherwise, solicit, divert, or take away or attempt to solicit, divert, or take away from the Bank Group, the loan business of any of the Borrowers identified in subsection 11(a)(1) above, or the prospective loan business of such Borrowers; and

            (3)  induce or attempt to induce, directly or indirectly, any employee or consultant of the Bank Group to terminate his or her employment or consulting relationship with the Bank Group, or to enter into an agreement with, or the employment of, any direct competitor of the Bank Group in the Territory, or to establish or participate in establishing any business in direct competition with the Bank Group in the Territory.

          (b)    For a period of six months after the expiration of the 15-month period specified in Section 11(a) hereof, Mr. Bowman will not, on Mr. Bowman's own account or for any person, firm, company or corporation, other than the Bank Group, engage in any refinancing transaction with a Borrower identified in Section 11(a)(1) hereof with respect to any loan balance owed by such Borrower to the Bank Group.

          (c)    Notwithstanding anything herein contained to the contrary, all terms and conditions of this Section 11 relating to or connected with the performance of any party's duties and obligations subsequent to the termination of this Agreement or the employment relationship under it shall survive any termination of this Agreement or that relationship.

        12.    Disputes; Arbitration.

          (a)    In the event any dispute shall arise between Mr. Bowman and the Bank as to the terms or interpretation of this Agreement, including any action taken by Mr. Bowman to enforce the terms of this Agreement or in defending against any action taken by the Bank, the Bank shall, after a final determination has been made by which Mr. Bowman has prevailed, evidenced by formal legal judgment or settlement, reimburse Mr. Bowman for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within 10 days of Mr. Bowman furnishing to the Bank evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses Incurred by Mr. Bowman.

          (b)    The parties agree that they will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual cooperation. If those attempts fail, then such dispute will be mediated by a mutually-acceptable mediator to be chosen by the parties within 15 business days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold consent to the selection of the mediator and the parties agree to share the cost of the mediation equally. By mutual agreement, however, the parties may postpone mediation until the parties have completed some specified but limited discovery regarding the dispute. The parties also mutually agree to replace mediation with some other form of alternative dispute resolution ("ADR"), such as neutral fact finding or a mini-trial. If any dispute cannot be resolved by the parties through negotiation, mediation or other form of ADR other than arbitration within 45 days of the date of the initial demand for ADR by one of the parties, then the dispute shall be determined by binding arbitration applying the laws of the State of Maryland. Any arbitration pursuant to this Agreement shall be conducted before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties. The arbitrator's award shall not be required to include factual findings or legal conclusions under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either party. Any mediation or other form of ADR shall take place in Rockville, Maryland.

        13.    Regulatory Matters.

          (a)    If Mr. Bowman is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the "FDIA") (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Mr. Bowman all of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

          (b)    If Mr. Bowman is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e) or (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

          (c)    If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the contract shall terminate as of the date of default, but this Section 13(c) shall not affect any vested rights of the contracting parties.

          (d)    All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS, or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

        14.    Injunctive Relief.    In the event of breach or threatened breach of this Agreement by Mr. Bowman, the Bank shall be entitled to injunctive relief to prevent irreparable injury to itself. The Bank may also pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from Mr. Bowman.

        15.    Successors, Assignment and Binding Agreement.

          (a)    This Agreement shall inure to the benefit of and be enforceable by Mr. Bowman's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (b)    This Agreement is personal in nature and neither of the parties to this Agreement shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in Section 15(a) of this Agreement. Without limiting the generality of the foregoing, Mr. Bowman's right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 15(b), the Bank shall have no liability to pay any amount so attempted to be assigned or transferred.

        16.    Notice.    For all purposes of this Agreement, all communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Bank at its principal executive office and to Mr. Bowman at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

        17.    Governing Law.    This Agreement is made in the State of Maryland and its validity, interpretation, construction and performance shall be governed by the laws of the State of Maryland, without giving effect to the principles of conflict of laws of such State.

        18.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Mr. Bowman and the Bank. No waiver by either party to this Agreement at any time of any breach by the other party to this Agreement or compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement.

        19.    Severability.    Any Illegality, invalidity or unenforceability under present or future law of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

        20.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

        21.    Withholding of Taxes.    The Bank may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

        22.    Prior Agreements.    Any and all agreements, whether oral or in writing, relating to the subject matter of this Agreement previously entered into between the Bank and Mr. Bowman are, by this Agreement, mutually terminated and canceled, and each of the parties mutually releases and discharges the other from any and all obligations and liabilities whatsoever existing under it by reason of any such agreements, it being the intention of the Bank and Mr. Bowman that this Agreement shall supersede and replace any and all prior agreements, whether oral or in writing, between them.

        IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date specified above.

/s/ PHILLIP C. BOWMAN Phillip C. Bowman		Witness
AMERICAN BANK
By:	/s/ RICHARD A. SCHUMAN Richard A. Schuman Chairman of the Board	Witness

[CORPORATE SEAL]

AMENDMENT TO EMPLOYMENT AGREEMENT

        This Amendment to Employment Agreement (this "Amendment") by and between Philip C. Bowman ("Mr. Bowman") and American Bank, formerly known as American Federal Savings Bank (the "Bank"), is entered into as of May 24, 2001.

        WHEREAS, the parties have entered into an Employment Agreement dated as of May 1, 1998 (the "Employment Agreement");

        WHEREAS, effective March 1, 2000, the board of directors of the Bank (the "Board") elected to renew the term of the Employment Agreement for an additional two-year term;

        WHEREAS, the parties entered into an Amendment to Employment Agreement dated as of May 16, 2000 (the "2000 Amendment"), which the parties desire to rescind and supercede by entering into this Amendment;

        WHEREAS, the parties desire to amend the provisions of the Employment Agreement relating to covenants against competition and to make certain other conforming and clarifying changes;

        WHEREAS, the Board has approved and authorized the entry into this Amendment by the Bank with Mr. Bowman;

        NOW, THEREFORE, the Bank and Mr. Bowman hereby agree that the Employment Agreement shall be amended as follows, effective as of May 16, 2000:

          1.    The 2000 Amendment is hereby rescinded and superceded and shall be of no further force or effect after the date of this Amendment.

          2.    Section 10(a)(i) of the Employment Agreement is amended by substituting "30" for "24".

          3    Section 10(d) of the Employment Agreement is amended to change the word "cause" to "Cause".

          4.    Section 11 of the Employment Agreement is amended to read in its entirety as follows:

            "11.    COVENANTS AGAINST COMPETITION.    Mr. Bowman agrees that following termination of his employment by either party for any reason whatsoever:

              (a)    For a period of 15 months after such termination, Mr. Bowman will not do any of the following:

                (1)    on Mr. Bowman's own account or for any person, firm, company or corporation, other than the Bank, solicit loan business from (or cause or allow agents of any person, firm, company, or corporation to do so) any person, firm, company, or corporation located in the District of Columbia, Montgomery, Prince George's or Anne Arundel County, Maryland, or Fairfax County, Fairfax City or Alexandria, Virginia (the "Territory") who had, at the effective date of the termination of the employment relationship under this Agreement, or within a two-year period prior to such termination, an outstanding loan balance that was owed to the Bank, any subsidiary of the Bank, any affiliate of the Bank or any parent corporation of the Bank (the "Bank Group") by such person, firm, company or corporation (a "Borrower");

                (2)    in any way, directly or indirectly, whether personally or through agents, other persons, or otherwise, solicit, divert, or take away or attempt to solicit, divert, or take away from the Bank Group, the loan business of any of the Borrowers identified in subsection 11(a)(1) above, or the prospective loan business of such Borrowers; and

                (3)    induce or attempt to induce, directly or indirectly, any employee or consultant of the Bank Group to terminate his or her employment or consulting relationship with the Bank Group, or to enter into an agreement with, or the employment of, any direct competitor of the Bank Group in the Territory, or to establish or participate in establishing any business in direct competition with the Bank Group in the Territory.

              (b)    For a period of six months after the expiration of the 15-month period specified in Section 11(a) hereof, Mr. Bowman will not, on Mr. Bowman's own account or for any person, firm, company or corporation, other than the Bank Group, engage in any refinancing transaction with a Borrower identified in Section 11(a)(1) hereof with respect to any loan balance owed by such Borrower to the Bank Group.

              (c)    Notwithstanding anything herein contained to the contrary, all terms and conditions of this Section 11 relating to or connected with the performance of any party's duties and obligations subsequent to the termination of this Agreement or the employment relationship under it shall survive any termination of this Agreement or that relationship."

          5.    The second Section 12 of the Employment Agreement, relating to Regulatory Matters, is renumbered as Section 13, the references to Sections "8(e)(4)" and "1818(e)(4)" in subsection (b) of such Section are amended to read "8(e)" and "1818(e)", respectively, the reference to "the savings association" in subsection (c) of such Section is amended to read "the Bank" and the reference to "paragraph (b)(4)" in subsection (c) of such Section is amended to read "Section 13(c)";

          6.    References in the Agreement to American Federal Savings Bank shall be deemed to be references to American Bank.

          7.    In all other respects, the Employment Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement effective as of the date first above written.

AMERICAN BANK
ATTEST:	/s/ JANIE CAPRETTI (Secretary)	By:	/s/ RICHARD A. SCHUMAN Richard A. Schuman Chairman
/s/ PHILLIP C. BOWMAN Phillip C. Bowman

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EMPLOYMENT AGREEMENT